Exhibit 3

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


            AMENDMENT NO. 1 (this "Amendment"), dated as of July 16, 2000, to the Rights Agreement (the "Rights Agreement"), dated as of December 11, 1995, between General Mills, Inc., a Delaware corporation (the "Company"), and Wells Fargo Bank Minnesota, N.A., formerly known as Norwest Bank Minnesota, N.A. (the "Rights Agent").

            WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

            WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof to make any provision with respect to the Rights (as defined in the Rights Agreement) which the Company may deem necessary or desirable, such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; and

            WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 16, 2000, among the Company, General Mills North American Businesses, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), Diageo plc, a public limited company incorporated under the laws of England and Wales ("Diageo"), and The Pillsbury Company, a Delaware corporation and an indirect wholly owned subsidiary of Diageo ("Pillsbury"); and

            WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, it is contemplated that the Company will enter into a Stockholders Agreement with Diageo and certain subsidiaries of Diageo in the form attached as an Exhibit to the Merger Agreement (the "Stockholders Agreement"); and

            WHEREAS, the Board of Directors of the Company has determined that the transactions contemplated by the Merger Agreement (including the transactions contemplated by the Subsidiary Purchase Agreements (as defined in the Merger Agreement) and the Stockholders Agreement) are fair to and in the best interests of the Company and its stockholders; and

            WHEREAS, the Board of Directors of the Company has determined, in connection with its contemplation of the Merger Agreement, that it is necessary and desirable to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement as set forth in this Amendment.

            NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

     1. Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

            "Notwithstanding the foregoing, none of Diageo plc, a public limited company incorporated under the laws of England and Wales ("Parent"), The Pillsbury


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            Company, a Delaware corporation and an indirect wholly
            owned subsidiary of Parent ("Pillsbury"), Gramet Holdings Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent, any subsidiary of Parent party to any Subsidiary Purchase Agreement (as defined in the Merger Agreement, as hereafter defined) nor any other person or entity that may become a Shareholder Group Member (as defined in the Stockholders Agreement to be entered into in connection with the consummation of the transactions contemplated by the Merger Agreement) shall become an Acquiring Person as a result of (a) the approval, execution, delivery or performance of the Agreement and Plan of Merger, dated as of July 16, 2000, among the Company, General Mills North American Businesses, Inc., Parent and Pillsbury (as it may be amended or supplemented from time to time, the "Merger Agreement"), the Subsidiary Purchase Agreements (as defined in the Merger Agreement) or the Stockholders Agreement, (b) the consummation of the Merger or the Subsidiary Purchases (as such terms are defined in the Merger Agreement) or any other transaction contemplated by the Merger Agreement, the Subsidiary Purchase Agreements or the Stockholders Agreement or (c) the acquisition by any of them of any Original Issued Shares (as defined in the Stockholders Agreement) (collectively, the "Pillsbury Transactions")."

     2. Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence immediately following the first sentence thereof:

            "Notwithstanding the foregoing, so long as the Merger Agreement has not been terminated pursuant to Section 10.1 thereof, a Distribution Date shall not occur or be deemed to occur as a result of any of the Pillsbury Transactions."

     3. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     4. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     5. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

     6. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.





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            IN WITNESS WHEREOF, this Amendment has been duly executed by the
Company and the Rights Agent as of the day and year first written above.

Attest:                                   GENERAL MILLS, INC.


By: /s/ Elizabeth Wittenberg              By: /s/ Siri S. Marshall
    ----------------------------              -----------------------------
    Name:  Elizabeth Wittenberg               Name:  Siri S. Marshall
    Title: Assistant General Counsel --       Title: Senior Vice President,
              Corporate                               General Counsel, Secretary


Attest: WELLS FARGO BANK MINNESOTA, N.A., formerly known as NORWEST BANK MINNESOTA, N.A.


By: /s/ Susan J. Roeder                  By:  /s/ Barbara M. Novak
    ----------------------------              -----------------------------
    Name:  Susan J. Roeder                    Name:  Barbara M. Novak
    Title: Assistant Secretary                Title: Vice President









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